Exhibit 99.42

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST TO ACQUIRE HYATT ORANGE COUNTY

Increases Total Invested Capital to $570 million

Transaction Highlights:
•	Hyatt Orange County increases direct hotel portfolio to 33 assets totaling 5,095 rooms
•	Asset being delivered with $6 million renovation in progress to be completed November 2004
•	After renovation, projected first year un-leveraged EBITDA yield of 9.8% and NOI cap rate of 8.2%
•	Expected to benefit from value-added positioning and strong market RevPAR growth

DALLAS – (September 29, 2004) – Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has definitively agreed to acquire the Hyatt Orange County in Anaheim, California, for $81 million in cash, inclusive of the seller’s commitment to fund a $6 million renovation which will be completed in November 2004. This renovation, including rooms and common areas, will complete the upgrade and position the hotel for significant improvement in operating performance. Based on pro forma projections in the first year after renovation, the hotel is expected to generate an un-leveraged EBITDA yield of 9.8% and an NOI capitalization rate of 8.2%. The pre-renovation trailing twelve month unleveraged EBITDA yield is 8.0% and the net operating income capitalization rate is 6.5%. The Hyatt Orange County produced gross revenues of approximately $27.8 million in the last twelve months. The acquisition is expected to close in October 2004. The seller was represented by Molinaro Koger.

The Hyatt Orange County has 654 rooms in two towers connected with a 17-story atrium, 65,000 square feet of meeting space, an exercise facility, restaurant, Starbucks and Pizza Hut outlets, two swimming pools, a business center and a gift shop. The hotel is located approximately one mile south of the entrance to Disneyland Park, the Anaheim Convention Center, Downtown Disney District and California Adventure. The property will continue to be managed by Hyatt under a long-term management agreement at a fee of 3% of gross revenues.

In 2001, the seller converted an adjacent office building to a 258-guestroom north tower and an additional 40,000 square feet of meeting space. The $6 million renovation of the hotel’s original south tower, which features 396 guestrooms and 24,300 square feet of meeting space, will include complete renovation of all guestrooms and bathrooms. The renovation is expected to be completed in November 2004 with no additional Hyatt brand requirements necessary.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “We are very excited about the compelling immediate and future growth opportunities this acquisition provides. With the renovation complete in two months, the Hyatt will be positioned for what we believe to be the first time to take full advantage of its excellent meeting space, refreshed rooms product and an accelerating local market. By

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT to Acquire Hyatt Orange County

September 29, 2004

aggressively focusing on shifting the business mix to self-contained group business, implementing yield management strategies and improving its market positioning relative to the competitive set, we expect to achieve significant increases in operating performance at this property. Based on our detailed analysis of the Anaheim market, we also expect to benefit from the considerable year-to-date growth in this market area as well as Disney’s 50th anniversary celebration.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in October 2004, the expectation that the hotel should generate an EBITDA yield of 9.8% and a NOI capitalization rate of 8.2%, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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